Exhibit 10.3

March 11, 2023

Jonathan Adams

[address]

Re: Employment Terms—Chief Executive Officer

Dear Jonathan Adams:

Cortigent, Inc. (the “Company”) is pleased to offer you full-time employment for the position of President and Chief Executive Officer effective as of March 1, 2023, or any other start date that may be mutually agreeable. In this position you will have leading executive and operating responsibility/accountability for all elements of the business. You will report directly to the entire Board of Directors of the Company (“Board”) in its sole discretion, and you will have a seat on the Board once the Company completes its IPO (note: As an employee, there is no compensation for being a board member). In the course of your employment with the Company, you will be subject to and required to comply with all company policies, and applicable laws and regulations.

You will be paid a base salary at the rate of $350,000 per year (subject to required tax withholding and other authorized deductions). Your base salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustment pursuant to the Company’s policies as in effect from time to time.

Subject to approval of the Board in its sole discretion you will be eligible to receive a one-time signing bonus of up to $50,000 within 45 days after the Company completes its IPO.

In connection with entering into this offer letter, following the commencement of your employment with the Company, and upon Board approval in its sole discretion, you will also be issued an option following completion of the IPO to purchase 400,000 shares of Cortigent common stock (the “CEO Options”) according to Cortigent’s 2023 Omnibus Incentive Plan when adopted. The strike price per share will be the price at which shares are sold to the public in the IPO. Vesting of the CEO Options will be as follows: (i) 100,000 shall vest on November 10, 2023; and (ii) the balance shall vest in approximately equal monthly installments over the ensuing 36 months.

You will be eligible to participate in all employee benefits and benefit plans that the Company generally makes available to other similarly situated employees of the Company. The Company reserves the right to terminate, modify or add to its benefits and benefit plans at any time. As a condition of employment, you will be required to (1) sign and comply with an Employee Invention, Trade Secret and Confidentiality Agreement, a copy of which is attached hereto as Exhibit A which, among other things, prohibits unauthorized use or disclosure of Company proprietary information, (2) sign and return a satisfactory I-9 Immigration form attached hereto as Exhibit B and provide sufficient documentation establishing your employment eligibility in the United States of America (enclosed is a list of acceptable INS Form I-9 documentation), (3) provide satisfactory proof of your identity as required by United States law, (4) sign the Travel Reimbursement Agreement attached hereto as Exhibit C, and (5) sign the Arbitration Agreement attached hereto as Exhibit D. By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

Cortigent, Inc.

27200 Tourney Road, Suite 315

Valencia, CA 91342 USA

www.cortigent.com

Jonathan Adams Offer Letter

March 11, 2023

Notwithstanding any of the above, no assurance of any minimum term of employment is granted hereby. Your employment with the Company is entirely “at will”. This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company.

You have been working as a consultant to the Company since November 12, 2022. The Consulting Agreement, dated November 14, 2022, will be terminated upon your acceptance of this agreement.

If you accept this offer, this letter, the Employee Invention, Trade Secret, and Confidentiality Agreement, the Travel Reimbursement Agreement and the Arbitration Agreement, the “(Employment Agreements”) the Proprietary Information and Inventions Assignment Agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in the Employment Agreements or contrary to those contained in the Employment Agreements that may have been made to you are expressly cancelled and superseded by this offer. While other terms and conditions of your employment may change in the future, the at-will nature of your employment may not be changed, except in a subsequent letter or written agreement, signed by you and by a duly authorized member of the Board of Directors.

Please sign and date the Employment Agreements and return them to me at [email address]. Should you have any questions regarding the details of this offer, please contact Adam Mendelsohn at [phone].

Please be advised that this offer is contingent upon satisfactory reference and background checks.

Sincerely,

/Adam Mendelsohn/

Adam Mendelsohn

Cortigent, Inc.

Sole Director

Jonathan Adams Offer Letter

March 11, 2023

Accepted by:

/Jonathan Adams/

Jonathan Adams

March 13, 2023

Date

Jonathan Adams Offer Letter

March 11, 2023

Exhibit A

●         CORTIGENT, INC.

●         EMPLOYEE INVENTION, TRADE SECRET

●         AND CONFIDENTIAL INFORMATION (“AGREEMENT”)

This Agreement is entered into between Cortigent, Inc. (hereinafter “Company”) and the Undersigned Employee (hereinafter “Employee”).

In exchange for the salary or wages paid to Employee by Company, Company and Employee agree that during the course of Employee’s employment, Company expects Employee to develop, and/or receive inventions, trade secrets, and confidential information relating to Company’s business and to its actual and anticipated research or development.

(1) Employee will, during the term of their employment and thereafter, keep confidential and refrain from using or disclosing to others all confidential information1 and trade secrets of Company, which Employee develops or learns about during the course of their employment.

(2) As to all inventions made by Employee during the term of their employment, solely or jointly with others, which are made with Company’s equipment, supplies, facilities, trade secrets or time, or which relate to the business of Company or the Company’s actual or demonstrably anticipated research or development, or which result from any work performed by Employee for Company, Employee agrees that such inventions shall belong to Company and they promise to assign such inventions to Company and to cooperate with Company to obtain patents on the inventions for Company in the United States and all foreign countries. Employee also agrees that Company shall have the right, at its sole discretion, to keep such inventions as trade secrets. Employee agrees to assign to Company their rights, in any other inventions where Company is required to grant those rights to the U.S. Government or any agency thereof. Employee agrees to sign all documents required to obtain patent protection or to assign their rights to the Company. The obligation to sign documents shall extend after employment for inventions made during employment.

(3) This agreement does not apply to any inventions that are the subject of Section 2870 of the California Labor Code.2

1Confidential information includes information received from third parties under an obligation of nondisclosure, as well as all proprietary and confidential information developed by or for Company.

2Sec.2870. Employment agreements; assignment of rights:

(a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

Jonathan Adams Offer Letter

March 11, 2023

(4) The Employee agrees to assign all copyrights and trademarks on any works of authorship created by the Employee in the course of their work for the Company.

Signed at Chicago, Illinois this 13th day of March, 2023.

/Jonathan Adams/	Jonathan Adams
Employee Signature	Print Name

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

(Added by Stats. 1979, c.1001, p.3401, Sec. 1. Amended by Stats. 1986, c.346, Sec. 1.)

Jonathan Adams Offer Letter

March 11, 2023

Exhibit B

I-9 Form

Jonathan Adams Offer Letter

March 11, 2023

Exhibit C

Travel Reimbursement Agreement

This agreement is between Cortigent, Inc. (the “Company”) and Jonathan Adams (“Adams”), and is intended to document Adams’ primary work location. With entering into the employment letter dated herewith between Adams and the Company, it is the Company’s understanding that Adams’ maintains an office in his home located at [Address] (“Home Office”) and that Adams’ primary work location has, and continues to be, the Home Office. Adams’ duties and responsibilities as the Company’s President and Chief Executive Officer are broad and require significant travel on behalf of the Company. In order to perform Adams’ duties for the necessity and in the best interests of the Company, Adams is required to apply his own judgment to determine the location and timing of travel, which is hereby acknowledged. For example, such travel may include, but is not limited to, visits to the Company’s headquarters in Valencia, California, as well as various locations throughout the world to visit physicians, clinical sites, employees, distributors, investors, analysts, trade shows, and meetings and conferences.

Therefore, all reasonable travel and related costs to and from the Home Office is eligible for direct reimbursement in accordance with the Company’s Travel and Expense Policy. If Adams has any questions regarding this Agreement or the Company’s Travel and Expense Policy, they should be directed to Adam Mendelsohn, Chairman, or Scott Dunbar, Compliance Officer, any time. A copy of this Agreement shall be filed in Adams’ personnel file and included as an exhibit for the acknowledgment of the Compensation Committee of the Board of Directors at its next meeting.

Cortigent, Inc.		Jonathan Adams

By:	/Adam Mendelsohn/	/Jonathan Adams/
Adam Mendelsohn
Sole Director

Jonathan Adams Offer Letter

March 11, 2023

●         Exhibit D

●         CORTIGENT, INC.

●

ARBITRATION AGREEMENT

This Agreement to arbitrate all disputes arising from employment is between Jonathan Adams, “Employee” and Cortigent, Inc., “Company”.

A.	In the event of any dispute, claim or controversy between Employee and Company, its directors, officers, employees or agents, both parties agree to submit such dispute, claim or controversy to final and binding arbitration, including, but not limited to, claims for breach of contract, civil torts and employment discrimination such as, violation of the Fair Employment and Housing Act, Title VII of the Civil Rights Act, Age Discrimination in Employment Act, as modified by the Older Worker’s Protection Act, and other employment laws.

B.	The arbitration shall be conducted by a single arbitrator selected either by mutual agreement of Employee and Company or, if they cannot agree, from an odd-numbered list of experienced employment law arbitrators provided by the American Arbitration Association. Each party shall strike one arbitrator from the list alternately until only one arbitrator remains.

C.	The arbitrator shall have all powers conferred by law and a judgment may be entered on the award by a court of law having jurisdiction. The award and judgment shall be in writing and will contain the findings and conclusions on which the award is based. The award will be binding and final on both parties, subject to limited review by a court to confirm that the arbitrator complied with the law.

D.	Each party shall have the right to conduct reasonable discovery, as determined by the arbitrator as provided in California Code of Civil Procedure Section 1283.5(a).

E.	The Company will pay the arbitrator’s fees and costs and the costs of the arbitration hearing.

F.	This Agreement shall continue during the term of employment and thereafter regarding any employment-related disputes. This Agreement may only be modified by written mutual agreement of both parties.

G.	Employee has been advised to seek advice from an attorney regarding the effect of this Agreement prior to signing it.

H.	Employee and Company understand that by signing this Agreement, they give up their right to a civil trial and their right to a trial by jury.

I.	If any of the provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect.

Jonathan Adams Offer Letter

March 11, 2023

/Jonathan Adams/	March 13, 2023
Jonathan Adams	Date

/Adam Mendelsohn/	March 11, 2023
Cortigent, Inc.	Date
Adam Mendelsohn
Sole Director